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EXHIBIT 99.1

                  1997 INCENTIVE STOCK OPTION PLAN

                                 OF

                    THE O.T. MINING CORPORATION

     1. Purpose. The purpose of The O.T. MINING CORPORATION 1997 Incentive Stock Option Plan (the "Plan") to advance the interest of The O.T. Mining Corporation, (the "Corporation"), by encouraging and enabling the acquisition, through options granted under the Plan, of a personal and financial interest in the Corporation by certain officers and other employees of the Corporation or its subsidiaries or affiliates who are involved in the conduct of the operations thereof and by enabling the Corporation or its subsidiaries or affiliates, to retain present employees, to compete effectively with other enterprises for the services of new employees and to stimulate the efforts of said employees on their employer's behalf.

     2.  Administration.

          (a) The Plan shall be administered by the Board of Directors of the Corporation (the "Board"), subject to and in accordance with the following provisions.

          (b) The Board shall have the power, subject to and within the limitations of express provisions of the Plan:

          (i) to determine from time to time which of the eligible persons designated in Paragraph 3 hereof shall be granted Options under the Plan and the time or times when and the number of shares for which Options shall be granted them;

          (ii) to construe and interpret the Plan and to define the terms used therein, to prescribe and establish, amend, rescind and revoke rules and regulations relating to the administration of the Plan;

          (iii) to determine the duration and purposes of leaves of absence which may be granted to Optionees, as hereinafter defined, without constituting the termination of their employment for purposes of the Plan;

          (iv) pursuant to and in the exercise of the powers contained herein, to correct any defect or supply any omission, or reconcile any inconsistency in the Plan or any Option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan effective;

          (v) to prescribe the terms and Provisions (not inconsistent with the Plan) of each Option granted under the Plan (which need not be identical); and


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          (vi) to make all other determinations necessary or advisable for the administration of the Plan and to exercise such power and to perform such actions deemed necessary to promote the best interests of the Corporation with respect to the Plan.

     The Board shall have the final power to determine all questions of policy which may arise in administration of the Plan and such determinations of the Board in the matters referred to in the foregoing or otherwise in the Plan shall be conclusive and binding upon the applicable parties. All power and authority of the Board and all determinations made by the Board, as referred to in this Plan, shall be exercisable by the Board in its sole discretion.

          (c) The Board shall consist of all members of the Board of Directors of the Corporation provided, however, the selection of any member of the Board for receiving an option or the determination of the number of maximum number of shares of stock which may be allocated to any such member of the Board shall be exercised only as follows:

          (i) by the Board of Directors; or

          (ii) by or only in accordance with the recommendations of the Committee, as hereinafter described, having full authority to act in the matter. Furthermore, matters pertaining to Options to be granted to officers who are not also directors shall be determined solely by the Board or by a Committee of three or more persons having full authority to act in the matter, all of which members of the Committee shall be members of the Board.

          (d) The Board, by resolution, may delegate the administration of the Plan to three or more members of the Board (the "Committee"). If administration is delegated as aforesaid, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board in its capacity as the administrator of the Plan, subject, however, to the exercise of such power not being inconsistent with the provisions of the Plan as from time to time may be adopted by the Board and subject to the final power of the Board to determine all questions of policy in administration of the Plan. The Board at any time by resolution, may abolish the Committee and revest the administration of the Plan in the Board.

          (e) The Board shall hold its meetings at such times and such places as it deems advisable and a majority of its members shall constitute a quorum. All actions of the Board shall be taken by majority vote of its members of the Board entitled to vote upon the matter before it, in lieu of a meeting, any such action may also be taken by the written consent of all members of the Board entitled to vote on the matters before it.






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     3.   Eligibility.

          (a) General Rule. "Participant" shall be defined to mean those persons who are employed by or serve the Corporation or its subsidiaries or affiliates, as an officer or other employee (whether or not they are directors or otherwise compensated), but shall not include members of the Board of Directors of the Corporation or of any of its subsidiaries or affiliates unless said member is also an officer or other employee of the Corporation or its subsidiaries or affiliates. "Optionee" shall be defined to mean a Participant who, as a valued officer or employee of the corporation or its subsidiaries or affiliates, has been selected for and granted an option or options by the Board in accordance with the provisions of the Plan. Only Participants shall be deemed eligible to be selected as Optionees and receive Options under the Plan. Any Participant may be granted more than one Option by the Board. Nothing contained in the Plan, nor in any Option granted pursuant to the Plan, shall be deemed or construed as imposing upon the Corporation, or any of its subsidiaries or affiliates, an obligation or responsibility to continue the affiliation or employment of any Optionee or Participant nor limit in any way the right to the Corporation or its subsidiaries or affiliates, as applicable, to terminate the Optionee's or Participant's employment or position with the Corporation or its subsidiaries or affiliates nor confer upon of be construed as permitting an Optionee or Participant any right to continue in the employ or service of the Corporation or any of its subsidiaries or affiliates nor to interfere in any way with the right of the Corporation or any of its subsidiaries or affiliates to reduce any Optionee's or Participant's compensation and benefits from that existing from time to time, including that as existing at the time of the adoption of the Plan or of the granting of any Option. So long as an Optionee shall continue to serve or be employed by the Corporation or its subsidiaries or affiliates, his Option shall not be affected by any change of duty, position or by any temporary leave of absence approved by the Board.

          (b)  10 Percent Shareholder Rule.

          (i) In general. Options may not be granted to any individual employed by the Corporation if such individual, at the time the Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation.

          (ii) Exception. Subparagraph (i) shall not apply if at the time the Option is granted the option price is at least one hundred and ten percent (110%) of the fair market value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted.

     4. Terms and Conditions of Options. The Board may, from time to time grant to eligible Participants, Options to purchase Stock in accordance with the provisions of the Plan and upon such other terms and conditions that are not inconsistent with the provisions and

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purposes of the Plan. The Board shall determine the number of shares, if any, to be granted in any year (subject to the limitation set forth in Paragraph 5 hereof), the Participants to whom such Options shall be granted, the number of shares to be granted to each Participant selected by the Board (subject to the limitations set forth in Paragraph 5 hereof), and all other matters pertaining thereto. All Options granted pursuant to the Plan shall be evidenced by Option agreements which need not be identical but which shall be made by the Board in accordance with the following provisions:

          (a) Grant. Options granted pursuant to this Plan shall be granted within ten (10) years from the date this Plan is adopted or the date the Plan is approved by the stockholders of the corporation, whichever is earlier.

          (b) Price. The Option price per share shall not be less than the "fair market value per share" of the stock on the date such Option is granted as determined by the Board. The Price per share shall be subject to adjustment, as applicable, under Paragraph 7 hereof. All price computations shall be subject to the final determination of the Board which shall be conclusive upon all parties and the Board shall further have the right to establish different methods of computations of "fair market value per share" if the circumstances shall make the foregoing methods impractical or if the Board shall determine that a different method shall be appropriate and equitable.

          (i) Fair Market Value. For purposes of this Plan, the term "fair market value per share" shall be as determined in good faith by the Board or Committee, after consideration of all relevant facts, or if applicable, defined to mean the average of the mean between the closing dealer bid and ask prices as quoted on NASDAQ or by the National Association of Security Dealers for each of the five (5) preceding days on which such stock was traded in the over-the-counter market, including the day of grant, or in lieu thereof, if the stock is listed on the New York or American stock exchanges or other generally recognized exchanges as determined by the Board, the average of the closing prices on such exchange or exchanges on each of the last five (5) days on which such stock was traded, which shall include the day of the grant.

          (ii) Payment. The purchase price of the stock sold pursuant to an option shall be paid in cash or in such other manner as may be determined by the Board.

          (c) Non-Transferability of Options. Options shall not be transferred nor assigned except by will or by laws of descent and distribution. During the lifetime of the Optionee, only the Optionee may exercise his option. if the Optionee shall die, his option shall be exercised only by his personal representative or administrator of his rights under such Option is passed by will or under the laws of descent or distribution as applicable. Except as provided above, the Option shall not be transferred, pledged or hypothecated in any way; shall not be assigned by operation of law; and shall not be subject to execution, attachment, or similar process.

     (d) Exercise. The terms and conditions relating to the exercise of the Option and the manner of exercise shall be established by the Board, provided, however that;

          (i) Termination of Employment. Immediately upon termination of the Optionee's employment with the Corporation or any of its subsidiaries or affiliates, as applicable, all rights of the Optionee to exercise such Option shall then lapse, cease, and be terminated, unless the Board shall have provided expressly to the contrary by incorporating exceptions in the Optionee's Option agreement in accordance with and as limited by the following provisions (A) through (C):

               (A) Retirement or Disability. The Board may provide in the option agreement for a period not exceeding any three (3) months during which the Optionee shall have the right to exercise his Option following termination of employment, to the extent such Option was exercisable by the Optionee immediately prior to the termination of his employment, if the Optionee's employment was terminated because of retirement under any pension or retirement plan of the Corporation or any of its subsidiaries or affiliates, or with the approval of the Board or because of disability, as determined by the Board.

               (B) Death. The Board may provide in the option agreement, for a period not exceeding one (1) year, during which, if an Optionee's employment is terminated by his death, the person or persons to whom such Optionee's rights under such Options shall pass by applicable laws of descent and distribution, or his estate, as applicable, shall have the right to exercise such Option to the extent such option was exercisable by the Optionee immediately prior to his death.

               (C) Termination for Other Than Cause. The Board may provide in the Option agreement for a period not exceeding ninety (90) days during which the Optionee shall be entitled to exercise his option to the extent such Option was exercisable by the Optionee immediately prior to the date of his termination if the Optionee's employment was terminated by resignation or discharge other than for cause, as determined by the Board. Except as provided to the contrary by the Board in accordance with the provisions permitted in subparagraphs (A), (B) and (C) above, all rights of Optionee to exercise any Option to any shares whatsoever shall cease and terminate upon termination of Optionee's employment, irrespective of whether, after such termination, the Optionee may receive payment or other benefits from the Corporation or its subsidiaries or affiliates for vacation, termination, or other services rendered prior to termination, for services on the day on which such termination occurred, for salary in lieu of notice, or for any other reason whatsoever. For purposes of this Paragraph, termination of employment of the

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          Optionee shall be deemed to have occurred immediately upon the Optionee's receipt or mailing to him of notice or advice from his employer that his employment is terminated or upon receipt by employer of such Optionee's notification or advice of his resignation, or upon his death, whichever shall first occur. No Option shall be exercisable subsequent to termination of employment for the purchase of shares for which the right to purchase did not accrue prior to termination of employment unless expressly determined to the contrary by the Board.

          (ii) Expiration Date. All Options granted herein must be exercised prior to the expiration date of the Option.

          (iii) Option Period. No Option shall 1 be exercisable after the expiration of ten shall be years from the date such Option is grant granted.

          (iv) Employment. Every Option granted under this Plan shall contain a provision that such Option shall not be exercisable until the Optionee has completed twelve (12) months of continuous employment with the Corporation subsequent to the date such Option is granted.

          (v) Notice of Exercise. To the extent that the right to purchase shares has accrued thereunder, Options may be exercised from time to time by notice to the Corporation, as the Board may prescribe or approve, stating the number of shares for which the Option is being exercised. The date the notice is received by the Corporation shall be the exercise date. Any cash payment and other appropriate evidence of payment for the shares purchased under the terms of the Option shall be made within five (5) business days after the exercise date. At the time of such payment, or as soon as reasonable thereafter, the Corporation shall deliver a certificate or certificates fo the shares of stock purchased to the applicable Optionee and shall pay any transfer or issue tax therefor.

          (e) Number of Shares. The number of shares granted for each Option shall be determined by the Board but shall not be less than fifty (50) shares and, furthermore, no Option may be exercised for the purchase of less than twenty-five (25) shares at any one time unless, by virtue or such exercise, the balance of all unpurchased shares available to be purchased under the Option are then purchased. No fractional shares shall be issued.

          (f) Non-Transferability of Stock Acquired. The Board shall have the right to impose, as a condition of purchasing the stock under any Option granted hereunder, restrictions on the transfer of shares acquired through the exercise of such Option.

          (g) Other Terms and Conditions. Options may contain such other provisions which may not be inconsistent which any of the foregoing terms as the Board shall determine to be appropriate.

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     5.  Annual Limit.  The aggregate fair market value (determined as of the time the Option is granted) of the stock for which any employee may be granted Options in any calendar year (under all incentive stock option plans of the Corporation and its subsidiaries or affiliates) shall have no monetary limitation except such as may be adopted by the Board to meet any requirements of the Internal Revenue Code of 1954, as amended, or regulations promulgated thereunder by the Internal Revenue Service.

     6. Shares Available. The shares of common stock of the Corporation ("Common Stock" or "Stock") available for the grant of Option sunder the Plan shall consists of the Corporation's authorized but unissued Common Stock held in or acquired for its treasury or the number of kinds of shares of stock or other securities which shall be substituted for said shares or to which said shares shall be adjusted as provided in Paragraph 7. The total number of shares for which Options may be grated shall not exceed 1,000,000. The number of shares with respect to which Option rights may be granted to any one person under any and all Option which are issued to such person by the Corporation pursuant to the Plan shall not exceed the maximum number permitted by the Internal Revenue Code of 1954, as amended, or regulations promulgated thereunder by the Internal Revenue Service nor shall the annual limit provided for in Paragraph 5 be exceeded. The limitations established by each of the preceding sentences (other than the limit provided for in Paragraph 5) shall be subject to adjustment as provided in Paragraph 7 of the Plan. In the event that any outstanding Option under the Plan for any reason shall lapse, expire or terminate, the shares of Common Stock allocable to the unexercised portion of such Option may be made available for the granting of an Option under the Plan without being deemed to cause a reduction in the balance of shares available for the granting of Options.

     7.   Adjustments Upon Changes in Capitalization.

          (a) If the shares of the Corporation's common stock as a whole are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities, whether through merger, consolidation, separation, reorganization, recapitalization, reclassification stock dividend, stock split, reverse split, combination of shares, exchange of shares, change in corporate structure or the like, an appropriate and proportionate adjustment shall be made in the number and kinds of shares subject to unexercised Options or portions thereof granted prior to any such change and in all other numbers of shares provided for herein. Any such adjustment in an outstanding Option, however, shall be made without a change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share covered by the Option.

          (b) Notwithstanding the foregoing, upon dissolution or liquidation of the Corporation, or upon a reorganization, merger or consolidation or other change in corporate structure in which the Corporation is not the surviving corporation, or pursuant to which the Corporation becomes a more than fifty percent (50%) subsidiary of another corporation, or upon the sale of substantially all of the property of the Corporation to another corporation, the Options issued hereunder shall terminate, unless provision was made by the Board in the Option agreement granted by the Board or is made in connection with such transaction for the assumption of Options theretofore granted, or for the substitutions of such Options for new options of the successor corporation or a parent or subsidiary thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices. Adjustments under this Paragraph shall be made by the Board, whose determinations as to what adjustment shall be made, and the extent thereof, shall be conclusive.

          (c) in adjusting the stock as described in subparagraphs (a) and (b) above, or in determining that no such adjustment is necessary, the Board may rely upon the advice of counsel and accountants of the Corporation and the determination of the Board shall be conclusive. Whether or not the Board determines to make any such adjustment, it may nevertheless accelerate the exercisability of Options then outstanding for a limited period prior to the occurrence of any such events or in other circumstances where the Board determines such acceleration appropriate. No fractional shares of stock shall be issued under the Plan on account of any adjustment specified above.

          (d) Notwithstanding anything to the contrary contained in the foregoing provisions of this Paragraph the Board shall have the right to:

          (i) waive any adjustment as described in subparagraphs (a) and (b) above, because of the issuing of any shares for the acquisition of any corporation or assets by the Corporation, for the satisfaction of this or any other stock option plan; or for any new issue of corporation stock constituting a public offering or a private placement;

          (ii) provide any Option agreement (without requiring similar provision in any other Option agreement) that in the event of a dissolution or liquidation of the Corporation or upon any merger or consolidation or other change in corporate structure in which the Corporation is not the surviving corporation, or pursuant to which the Corporation becomes a more than fifty percent (50%) subsidiary of another corporation, the Optionee shall have the right immediately prior to such liquidation, dissolution, merger or consolidation or other change in corporate structure, to exercise his options in whole or in part.

          (e) Notwithstanding the foregoing, no Option granted pursuant to this Plan shall be adjusted in a manner that causes the Option to fail to continue to qualify as an "Incentive Stock Option" within the meaning of Section 422 of the Internal Revenue Code.





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     8.   Termination and Amendment of the Plan. The Board shall have the right at any time, without approval or further action on the part of the shareholders of the Corporation, to suspend, modify, amend or terminate the Plan and, with consent of the Optionee, to make such modification of the terms and conditions of his Option as the Board shall determine, and further to adopt such rules and regulations for carrying out the Plan, all as the Bo Board shall determine; provided, however, no amendment or modification of the Plan shall be made by the Board which would:

          (a) materially increase the number of shares which may be issued under the Plan;

          (b) materially modify the requirements as to eligibility for Participants in the Plan;

          (c) materially increase the benefits accruing the Participants under the Plan; unless such amendment or modification shall be first approved by a majority of the total votes eligible to be cast by the shareholders of the common stock of the Corporation; or


          (d) change the provisions required for compliance with
Section 422 of the Internal Revenue Code and Regulations issued thereunder. Except as provided in Paragraph 8, rights and obligations under any Option granted before amendment or modification of the Plan or prior to any suspension or termination of the Plan shall not be altered nor impaired by such amendment, modification, alteration or suspension except with the consent of the person to whom the Option was granted. Notwithstanding the foregoing, the Board may grant to an Optionee, if otherwise eligible, additional Options, or with consent of the Optionee, grant a new Option in lieu of the outstanding Option, for a number of shares, at An Option price and for a term which, in any respect may be greater or less than that of the prior Option, subject however, to the provisions of the Plan as set forth herein. Nothing contained in this Paragraph shall in any way condition or limit the termination of an option, as hereinabove provided, where reference is made to termination of employment of an Optionee, nor shall the Option period of any outstanding Option be extended by any amendment or suspension or discontinuance of the Plan.

     9. Regulatory Requirements. No Option granted pursuant to the Plan shall be exercisable in whole or in part it at any time the Board shall determine that the listing, registration, or qualification of the shares of stock subject to such Option on any securities exchange or under any applicable governmental laws, rules or regulations, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with, the granting of such Option or the issuance of shares thereunder, unless:

          (a) such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any condition not acceptable to the Board; or

          (b) the Board shall determine upon evidence satisfactory to it that the holder of such Option will not transfer such shares except pursuant to a registration required thereunder and/or an opinion of counsel, acceptable to the Board and its counsel has been received by the Board to the effect that such registration is not required. Any determination in this connection by the Board shall be final, binding and conclusive. Additionally, the. Board and its counsel may require the placing of a legend upon any shares issued pursuant to an Option if it determines such to be necessary or appropriate under applicable laws and regulations or otherwise to comply with restrictions provided pursuant to the Plan. The Corporation may at its cost, register any securities issued under the Plan pursuant to applicable laws and regulations as determined by the Board. The Corporation shall not be obligated to take any other affirmative action in order to cause the exercise of any Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. If any law, rule or regulation of the Securities and Exchange Commission, or any regulation of any other commission or agency having jurisdiction shall require the Corporation or the exercising Optionee to take any action with respect to the shares of stock acquired by the exercise of an Option, then the date upon which the Corporation shall deliver or cause to be delivered the certificate or certificates for the shares of stock shall be postponed until full compliance has been made with all such requirements of law or regulation. Furthermore, if required by the Board at or before the time of delivery of the shares with respect to which exercise of the Option has been made, the exercising Optionee shall deliver to the Corporation his written statement that he intends to hold the shares, so acquired by him on exercise of his Option, for investment and not with a view to resale or other distribution thereof to the public.

     10. Liquidation of the Corporation. In the event of the complete liquidation or dissolution of the Corporation, other than as an incident to a merger, reorganization, or other adjustment referred to in Paragraph 8 above, any Options granted pursuant to the Plan and remaining unexercised shall be deemed cancelled, without regard to or limited by any other provisions of the Plan.

     11. Use of Proceeds From Option. Proceeds from sale of stock under the options shall constitute general funds of the corporation to be used for general corporate purposes.

     12. Tax Withholding. The Board shall have the right to require the deduction of such sums which, under federal or state tax laws will be required to be withheld with respect to the exercise of any option; provided, however, in the alternative the Board may require the Option holder or other person exercising such Option to pay such sums with its payment for the Option. Neither the Corporation nor any of its subsidiaries or affiliates shall have any obligation to advise any Option holder of the existence or the amount of such tax which may be required.

     13. Effectiveness of the Plan. The Plan shall not take effect until approved by the holders of a majority of the shares of common stock present or represented and entitled to vote at a meeting of stockholders of the Corporation. Options may be granted prior to that approval provided that any option so granted shall be expressly made subject to termination if shareholder approval is not obtained prior to November 19, 1997. The Plan shall be submitted within one (1) year of the date of its adoption by the Board of Directors to the stockholders of the Corporation for the approval of a majority of the total votes eligible to be cast at a meeting of the Corporation. If, upon the expiration of the aforesaid one year period, the stockholders shall not have approved the Plan, or the stockholders, by a majority of the total votes eligible to be cast at a meeting, disapprove the Plan, whichever shall' first occur, then the Plan and all Options granted thereunder shall be void and of no further force and effect. No stock shall be issued hereunder contrary to the provisions of the Corporation's Articles of Incorporation.

     14.  Miscellaneous.

          (a) Whenever the singular number is used herein, the same shall include the plural; and the masculine and/or feminine and natural and/or artificial persons shall include all genders whenever and wherever the context so requires or permits.

          (b)       References herein to the terms:

          (i) "subsidiary" shall mean any company which is controlled by the Corporation or by a company which is a subsidiary of the Corporation;

          (ii) "affiliate" shall mean any company which controls, or is controlled by, or is under the common control with the Corporation; and

          (iii) "company" shall mean any corporation, partnership, joint venture, or other legal entity.

          For purposes hereof, the Corporation shall be deemed to have "control" of the applicable company if the Corporation directly or indirectly or through one or more subsidiaries owns, controls or holds with power to vote or proxies representing, fifty percent (50%) or more of the voting shares or interests of such company.

     15. Governing law. This Plan shall be governed by the laws of the State of Montana and shall be construed in a manner to qualify as an incentive stock option plan pursuant to requirements of Section 422A of the Internal Revenue Code of 1954, as amended, and any future Regulations issued thereunder. In the event this Plan does not meet the aforementioned requirements, any provision herein which conflicts with such requirements shall be omitted, and any required provisions which were omitted shall be added as necessary to qualify the Plan as an incentive stock option plan.